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                                                                EXHIBIT NO. 10.1


                            SEVERANCE PAY AGREEMENT

     Agreement made as of the 28th day of May, 1996, between United Retail Group, Inc., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the "Company"), and Raphael Benaroya, residing 197 Lincoln Street, Englewood, New Jersey 07631 (the "Executive")

     WHEREAS, the Executive has been employed by the Company as its Chairman of the Board, President and Chief Executive Officer; and

     WHEREAS, the Company desires to continue the services of the Executive, and the Executive desires to continue to provide such services to the Company.

     NOW, THEREFORE, in consideration of $10, receipt of which by the Company is acknowledged, and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Definitions.

     (a)  Board of Directors  shall mean the Board of Directors of the Company.

     (b) Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company's consolidated sales.

     (c) By-laws shall mean the Restated By-laws of the Company as currently in force.

     (d)  Change of Control   shall mean either (i) the acquisition after the
          date first set forth above by any person (defined for the purposes of this paragraph to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Company, the Executive or an employee benefit plan created by the Board of Directors for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 30% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company; (ii)
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          the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors, or (iii) the merger or consolidation of the Company with, or transfer of substantially all of the assets of the Company, to another person; provided, however, that any such acquisition, election, merger, consolidation or transfer that is approved in advance in writing by the Executive shall not constitute a Change of Control.

     (e)  Protected Information   shall mean trade secrets, confidential or
          proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development operations, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company, provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 3.

     (f)  Resignation for Good Cause shall have the meaning set forth in
          Section 6(a).

     (g)  Severance Pay   shall have the meaning set forth in Section 6(a).

     (h) Term of Employment shall mean the period of time commencing on the date first set forth above and ending on May 20, 1999 or such later date as may be mutually agreed upon by the Board of Directors and the Executive.

     (i) Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

     2. Representation, Warranty and Covenant of the Company. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors' rights generally. The
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Company covenants that is shall give notice promptly to the Executive of the occurrence of Change of Control pursuant to Section 13.

     3.   Restrictive Covenants and Confidentiality.

     (a)  The Executive agrees that he shall not:

          (i) solicit, raid, entice, encourage or induce any person, firm or corporation that at any time within one year prior to the Resignation for Good Cause shall have been an exclusive supplier to the Company, or any of its subsidiaries or Affiliated Companies, to become a supplier to any other person, firm or corporation that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company and the Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or

          (ii) solicit, raid, entice, encourage or induce any person who at any time within one year prior to Resignation for Good Cause shall have been an employee of the Company, or any of its subsidiaries or Affiliated Companies, to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

     (b) During the Term of Employment and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 3 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, he may disclose such information without liability hereunder.

     (c) The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the
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          Term of Employment, shall become and be the sole property of the
          Company unless released in writing by the Company.

     (d) The Executive agrees that the Executive shall not, directly or indirectly, within any area in the United States or elsewhere where the Company or any of its subsidiaries or Affiliated Companies is transacting business during the Term of Employment, engage or participate or make any financial investments in or become employed by, or act as an agent or principal of, or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity (other than that of the Company and its subsidiaries or Affiliated Companies) that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company. Nothing herein contained, however, shall restrict the Executive from overseeing personal and family investments, including any investments in not more than 3% of the voting securities in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as in connection with such investments the Executive does not actively operate any such business or enterprise that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company.

     (e)  The Executive shall be bound by the provisions of Section 3(a) and
          (d), and shall perform his obligations pursuant to Section 3(a) and
          (d), while employed by the Company and, in the event of Resignation for Good Cause, for so long as, and only for so long as, the Company pays his Severance Pay in accordance with the provisions of Section 6(a).

     (f) The provisions of this Section 3 shall survive the termination of the Executive's employment, irrespective of the reason therefor.

     (g) The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's and its subsidiaries and Affiliated Companies' businesses. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 3, the Company and its subsidiaries and Affiliated Companies would sustain irreparable harm and, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 3. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 3, and the Executive therefore agrees that the provisions of this Section 3 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any
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          other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

     4. Deductions and Withholding. The Executive agrees that the Company and/or its subsidiaries or Affiliated Companies shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     5.   Mutual Non-Disparagement.     Neither the Executive nor the Company
will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section shall survive the termination of the Executive's employment, irrespective of the reason therefor.

     6.   Resignation.

     (a) In the event a Change of Control shall occur during the Term of Employment at a time when the Executive is an employee of the Company, and the Executive within 10 business days after first receiving notice of the Change of Control Control tenders a letter of resignation specifying such Change of Control, (such circumstances being referred to as "Resignation for Good Cause", whether or not the Executive shall be an employee of the Company during the period between the Change of Control and the tender of such letter) the Company shall pay the Executive (v) $550,000 per annum for three years, payable in accordance with the regular executive payroll practices of the Company, plus (w) if the federal excise tax pursuant to Section 280G of the Internal Revenue Code or any successor provision on "golden parachute" payments applies to the payment made pursuant to clause (v) of this sentence, an amount equal to the excise tax incurred plus (x) an amount equal to the income tax at the highest federal and state marginal rates for a married man filing a joint return with respect to the payment made pursuant to clause (w) of this sentence, plus (y) an amount equal to the federal excise tax on "golden parachute" payments with respect to the payment, if any, made pursuant to clause (x) of this sentence plus (z) an amount equal to the income tax at the highest federal and state marginal rates for a married man filing a joint return with respect to the payment made pursuant to clause (y) of this sentence (collectively, "Severance Pay"). In addition, the Executive shall be entitled to:

               (i) any compensation earned but not yet paid at the time the letter of resignation is tendered;

               (ii) a pro rata performance bonus for the season in which employment is terminated determined and payable on the basis of the number of days
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                  worked during the season and the bonus percentage
                  established for the season in accordance with past practices;

          (iii)   any accrued vacation pay;

          (iv) reimbursement for expenses incurred, but not paid prior to such termination of employment;

          (v) continuation at the Company's expense of group benefits at the level in effect on the date of termination of employment and continuation at the Company's expense of the individual life policy and the individual disability policy covering the Executive, in each case through the remainder of the Term of Employment (or the Company shall provide the economic equivalent thereof); and

          (vi) conversion of the individual life policy and the individual disability policy personal policies, with the premiums paid solely by him, at the of the Term of Employment.

          Notice of Change of Control shall be given pursuant to Section 13, provided, however, that the Executive, in his discretion, may accept as notice any filing with the Securities and Exchange Commission of a report setting forth facts constituting Change of Control.

     (b) In the event of Resignation for Good Cause the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under Section 6(a) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty).

     (c) The Executive shall accept the payments referred to in this Section 6 in full discharge and release of the Company of and from any further payment obligations under this Agreement or any other contract between the parties hereto relating to employment except obligations under Sections 7 and 8.

     (d) The termination of the Executive's employment by the Company during the period beginning with a Change of Control and ending 10 business days after the Company gives notice of the occurrence of Change of Control shall not affect the Executive's rights under this Agreement.
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     7.   Indemnification.

     (a) The Company shall indemnify the Executive as provided in the By-laws. The provisions of this paragraph shall survive the termination of the Executive's employment.

     (b) In the event of payment of indemnities under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

     (c) The Company shall use reasonable efforts to obtain and maintain a directors' and officers' liability insurance policy covering the Executive.

     8.   Enforcement.

          If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written claim or request for payment has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and, if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit, including reasonable attorneys' fees.

     9.   Entire Agreement.

          This Agreement and the By-laws embody the entire agreement of the parties with respect to the Executive's resignation from the Company's employ by reason of a Change of Control. This Agreement supplements any employment agreement between the parties hereto. In the event of any inconsistency between the terms of this Agreement and the terms of any employment agreement, the terms of this Agreement shall prevail and be enforced. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. Any Severance Pay otherwise due hereunder shall be reduced dollar-for-dollar by the amount of the severance pay received by the Executive from the Company pursuant to the provisions of any other contract between the parties hereto.

     10.  Waiver.

          The waiver by the Company of breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.
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     11.  Governing Law.

          This Agreement shall be subject to, and governed by, the laws of the State of New York.

     12.  Assignability.

          The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance benefits, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. The term "successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.

     13.  Notices.

          All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at his or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its Secretary. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

     14.  Severability.

          If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     15.  Section Headings.

          The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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     16.  Counterparts.

          This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple originals.

                                        UNITED RETAIL GROUP, INC.


                                        By: /s/GEORGE R. REMETA
                                           -----------------------------
                                             Name:  George R. Remeta
                                          Title:   Vice Chairman of the Board


                                             /s/RAPHEAL BENAROYA
                                            ------------------------------
                                            Raphael Benaroya